Exhibit 10.4

SECOND ADDENDUM TO LEASE AGREEMENT

     On this 25th day of August 2000, Jagar L.L.C. a Michigan limited liability company, ("Lessor") and Picometrix, Inc. a Michigan corporation ("Lessee") enter into this Second Addendum To Lease Agreement ("Agreement") in consideration of the mutual promises contained herein for the purpose of revising the terms and conditions of the Lease Agreement dated June 28, 2000 for certain real estate generally known as 2529 Boardwalk, Suite 100, Ann Arbor, Michigan ("Premises"), upon the following provisions, conditions, and covenants.

PROVISIONS, CONDITIONS, AND COVENANTS:

1	Article 1 – Description is hereby revised to reflect Lessee's revised square footage of 30,866 (9,904 warehouse and 20,962 office)

2	Article II, Section 2 – Lessee shall upon execution of this Addendum remit payment to Lessor in the sum of $4,903.64 as the balance of the first month's rental owed. Said first month's rental shall upon Lessor's receipt be revised to $37,822.69.

3	Article II, Section 2 – Lessee shall upon execution of this Addendum remit payment to Lessor in the sum of $4,903.64 as the balance of the Security Deposit owed. Said Security Deposit shall upon Lessor's receipt be revised to $37,822.69.

4	Article II, Section 2 – Is hereby revised to reflect the total sum of base rent during the term of the Lease Agreement dated June 28, 2000 as "Three Million Five Hundred Eighty Six Thousand Six Hundred Twenty Nine and 601100's ($3,586,629.60) Dollars" and shall further revise the total base monthly rental to" Twenty Nine Thousand Eight Hundred Eighty Eight and 58/100's ($29,888.58) Dollars".

5	Article II, Section 3 said date of December 1, 2000 which was revised to January 1, 2001 pursuant to the letter dated August 10, 2000.

6	Lessee's proportionate share as described throughout the Lease Agreement dated June 28, 2000 is hereby revised to 61.2%.

7	Addendum To Lease dated June 28, 2000 Section 1 – The forty-five (45) day period is hereby revised to seventy-five (75) days. Due to this extension of time Lessor can no longer guarantee the amended completion date of January 1, 2001 for said facility as stated in Article II, Section 3.

8	The plans and specifications and indicated and attached to the Lease Agreement and Addendum to Lease Agreement both of which are dated June 28, 2000 are hereby noted to include the revised plans and specifications attached hereto and made a part of this Second Addendum, the Addendum To Lease and the Lease Agreement.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures or have authorized those of their appropriate representatives to be affixed on the day and year set forth herein.

LESSOR: JAGAR L.L.C.

By:	/s/ Michael Roth
Its: Member

LESSEE: PICOMETRIX, INC.

By:	/s/ Robin F. Risser
Its: Chief Executive Officer